Exhibit 99.1

NETLIST ANNOUNCES STRATEGIC PARTNERSHIP WITH SAMSUNG FOR NEW STORAGE CLASS MEMORY

Partnership to Deliver NVDIMM-P, the Fastest Non-Volatile Memory-Storage Solution for Cloud Computing, Analytics and Other Data Intensive Applications

IRVINE, CALIFORNIA, November 19, 2015 - Netlist, Inc. (NASDAQ: NLST), today announced that it has entered into a five year Joint Development and License Agreement (the “Agreement”) with Samsung Electronics Co., Ltd., to produce a new class of NVDIMM-P (NV-P) memory solutions based on Samsung’s industry leading NAND Flash and DRAM, and Netlist’s pioneering work on HyperVault®. The companies will work to create a standardized product interface to facilitate rapid market adoption and bring the compelling benefits of this new technology to a large group of customers in cloud computing, big data, and server and storage markets.

Under the terms of the Agreement, which includes licensing of each company’s respective patent portfolios, Netlist will receive $23 million, consisting of $8 million in cash from Samsung Electronics and $15 million in the form of investment from Samsung Venture Investment Corporation. The Agreement calls for additional exchange of consideration as progress is made toward market introduction of the product. The companies plan to sample NV-P products with select customers in 2016.

NV-P is an emerging industry standard for a new class of NAND-based storage which operates in the memory channel, the fastest data path in a computer. With HyperVault®, Netlist created the industry’s first unified memory-storage architecture where low cost, high density NAND storage can achieve the performance of high cost, high speed DRAM memory. This breakthrough patented architecture will be combined with Samsung’s industry leading DRAM and NAND, to produce NV-P solutions that deliver cost and performance benefits vastly superior to those of traditional storage solutions.

“At Samsung, we are taking the lead in defining the right standards for storage class memory with industry partners, and creating new markets for DRAM and NAND flash memory based on the new standards. By using a standardized hybrid storage solution, our customers will be able to efficiently extract intelligence from large amounts of data in storage systems,” said Dr. Jung-Bae Lee, Senior Vice President of Memory Product Planning and Application Engineering Team, Samsung Electronics. “We are pleased to partner with Netlist, a company with a long-history of innovative memory technology solutions and IP, to productize and drive broad market adoption of this new standard,” he added.

“This is a transformational partnership that validates our unique IP and provides an accelerated path for delivering NV-P to the mainstream market. Samsung is the unparalleled leader in memory and recognizes the value of disruptive technology in this sector,” said C.K. Hong, President and CEO of Netlist. “Samsung’s leadership in memory and Netlist’s expertise in hybrid storage are highly complementary, and together create a powerful platform for driving broad market adoption of this new storage class memory solution.”

“Computer architecture is going through important changes fueled by the advent of a new memory layer based on alternative memory types,” said Jim Handy, General Director of Objective Analysis, a leading independent research firm. “This brings to computing a much faster kind of storage that can harness the raw speed of the memory bus through the NVDIMM-P memory module format. Objective Analysis projects that the market for such modules in servers could grow to $2 billion by 2019.”

NVDIMM-P is nomenclature adopted by the Storage Network Industry Association to describe storage class memory products that combine the functionalities of persistent DRAM and block accessed NAND

Flash, and operate in the memory channel. HyperVault®, a “superset” of NVDIMM-P, further expands the capabilities of NAND so that they achieve near-DRAM performance and DDR4 compatibility with no system software modifications. NV-P solutions are expected to be initially targeted at the fastest tiers of storage where data throughput and latency are critical. These applications include big data analytics, virtualization, in-memory database, online transaction processing and high performance database.

Additional details regarding the transaction are available in Netlist’s Current Report on Form 8-K filed concurrently with the issuance of this release.

About Netlist, Inc.

Netlist creates solutions that accelerate turning data into information. We design and manufacture controller and software-based memory solutions for our OEM and Hyperscale customers in the server and storage space. Flagship products NVvault® and EXPRESSvault™ accelerate system performance and provide mission critical fault tolerance. HyperVault®, Netlist’s next-generation architecture, expands the performance and capacity of memory channel storage. The company holds a portfolio of patents, many seminal, in the area of hybrid memory, rank multiplication and load-reduction, among others. To learn more, visit www.netlist.com

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the joint development efforts with Samsung described above; the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of HyperVault™, EXPRESSvault™, NVvault®, HyperCloud® and VLP Planar-X RDIMM; the timing and magnitude of the decrease in sales to our key customer; our ability to leverage our NVvault® and EXPRESSvault™ technology in a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including risks associated with the inherent uncertainty of the litigation process, patent infringement litigation against us as well as the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of our patents being reexamined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on March 27, 2015, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:
Investors:	Press:
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
Mike Smargiassi/Jenny Perales	Sharon Oh
NLST@braincomm.com	NLST@braincomm.com
(212) 986-6667	(212) 986-6667